						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Six Months Ended		Three Months Ended		Six Months Ended
		Apr 2,		Jan 1,		Apr 3,
		2022		2022		2021
Operating income, as reported		$66,310		$30,473		$97,553
Restructuring and impairment charges	+	2,021	+	2,021	+	2,029
Adjusted operating income		68,331		32,494		99,582
	x	2	x	4	x	2

Adjusted annualized operating income		$136,662		$129,976		$199,164
Adjusted effective tax rate	x	14%	x	13%	x	13%
Tax impact		$19,133		$16,897		$25,891
Adjusted operating income (tax effected)		$117,529		$113,079		$173,273

Average invested capital		$1,151,775		$1,135,312		$1,002,260

ROIC		10.2%		10.0%		17.3%
WACC		9.3%		9.3%		8.1%
Economic Return		0.9%		0.7%		9.2%

	April 2,	January 2,	October 2,	July 3,	April 3,	January 2,	October 3,
	2022	2022	2021	2021	2021	2021	2020
Equity	$1,040,591	$1,044,095	$1,028,232	$1,020,450	$1,013,952	$1,006,959	$977,480
Plus:
Debt and finance lease obligations - current	222,393	151,417	66,313	60,468	50,229	148,408	146,829
Operating lease obligations - current (1)	9,266	9,507	9,877	9,130	9,314	9,351	7,724
Debt and finance lease obligations - long-term	186,069	187,075	187,033	187,690	188,730	188,148	187,975
Operating lease obligations - long-term	34,347	36,343	37,970	33,193	34,751	37,052	36,779
Less:
Cash and cash equivalents	(307,964)	(217,067)	(270,172)	(303,255)	(294,370)	(356,724)	(385,807)
	$1,184,702	$1,211,370	$1,059,253	$1,007,676	$1,002,606	$1,033,194	$970,980

(1)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.